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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Report of Credit Suisse Warburg Pincus Emerging Markets Fund, Inc. (formerly Warburg, Pincus Emerging Markets Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Two Commerce Square
Philadelphia, Pennsylvania
March 30, 2001